Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

FOR IMMEDIATE RELEASE

NDCHealth Announces Restriction on Second Quarter Dividend Payment

ATLANTA, February 3, 2005 – NDCHealth Corporation (NYSE: NDC) today announced that it will not pay its regular quarterly dividend of $0.04 for the second fiscal quarter ended November 26, 2004 due to the delay in filing its financial statements for its second fiscal quarter. As previously disclosed, the company’s delay in providing its financial statements to its senior lenders under its Senior Credit Facility and in filing its Quarterly Report on Form 10-Q for the second fiscal quarter with the Securities and Exchange Commission (SEC) as required by the indenture for its 10-½% Senior Subordinated Notes are defaults under its Senior Credit Facility and Note indenture, respectively. The payment of dividends by the company is restricted as long as any default or event of default under these instruments continues.

The company expects that the delay in filing its second quarter Form 10-Q will not result in any acceleration of the debt outstanding under the Senior Credit Facility or the Notes if the company files its second quarter Form 10-Q prior to March 21, 2005. NDCHealth is continuing to work to complete and file with the SEC as soon as possible its second quarter Form 10-Q, and anticipates doing so prior to March 21, 2005.

Cautionary Information Regarding Forward-Looking Statements

The company will work with the lenders under its Senior Credit Facility in an effort to resolve, or receive a waiver for, any current conditions of default concurrent with or shortly after filing with the SEC its second quarter Form 10-Q and restated financial results on Forms 10-K/A and 10-Q/A for prior periods. There can be no assurance, however, that the lenders under the company’s Senior Credit Facility will not accelerate the indebtedness outstanding under the Senior Credit Facility at any time. In addition, there can be no assurance that, if the company is unable to file the Form 10-Q prior to March 21st, the holders of the Notes will not seek to declare the Notes due and payable. However, should this occur, the company’s Senior Credit Facility could operate to delay any payment to the bondholders for up to six months, during which time the company could seek alternative financing. Any acceleration could have a material adverse effect on the company’s business, operations, financial condition, liquidity and capital resources if the company were unable to renegotiate or refinance its debt. While the company may, from time to time, make further announcements, it assumes no obligation to provide updates on the matters mentioned above.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers. Headquartered at Atlanta, Ga., the company provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

Contact:	Robert P. Borchert
VP - Investor Relations
404.728.2906
robert.borchert@ndchealth.com

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